SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE TO
Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

MIRANT CORPORATION
(Name of Subject Company (Issuer))
MIRANT CORPORATION
(Names of Filing Persons (Issuer and Offeror))
Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)
60467R100
(CUSIP Number of Class of Securities)

S. Linn Williams
Executive Vice President & General Counsel
Mirant Corporation
1155 Perimeter Center West
Atlanta, Georgia 30338
(678) 579-5000
(Name, Address and Telephone Number of Persons Authorized to Receive Notices
and Communications on Behalf of Filing Persons)
Copy to:
John J. Kelley III
King & Spalding
1180 Peachtree Street
Atlanta, Georgia 30309
(404) 572-4600

CALCULATION OF FILING FEE

Transaction Valuation* $1,247,000,000	Amount of Filing Fee** $133,429
       * Estimated for purposes of calculating the amount of the filing fee only, this amount is based on the purchase of 43,000,000 shares of common stock at the maximum tender offer price of $29.00 per share.
     ** The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals $107.00 per million of the value of the transaction.
     ☐ Check the box if any part of the filing fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A	Filing Party: N/A
Form or Registration No.: N/A	Date Filed: N/A
     ☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
     Check the appropriate boxes below to designate any transaction to which the statement relates:
     ☐   third party tender offer subject to Rule 14d-1.
     ☑   issuer tender offer subject to Rule 13e-4.
     ☐   going private transaction subject to Rule 13e-3.
     ☐   amendment to Schedule 13D under Rule 13d-2.
     Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

INTRODUCTION
     This Tender Offer Statement on Schedule TO relates to the offer by Mirant Corporation, a Delaware corporation (the “Company”), to purchase up to 43,000,000 shares of its common stock, par value $0.01 per share, at a price not greater than $29.00 nor less than $25.75 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 12, 2006 (the “Offer to Purchase”), a copy of which is attached hereto as Exhibit (a)(1)(A), and in the related Letter of Transmittal (the “Letter of Transmittal”), a copy of which is attached hereto as Exhibit (a)(1)(B). This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended. The information contained in the Offer to Purchase and the related Letter of Transmittal is incorporated herein by reference in response to all of the items of this Schedule TO, as more particularly described below.

Item 1. Summary Term Sheet.
     The information set forth under “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.
Item 2. Subject Company Information.
     (a)      The name of the issuer is Mirant Corporation, a Delaware corporation, and the address of its principal executive office is 1155 Perimeter Center West, Atlanta, Georgia 30338. The telephone number of its principal executive office is (678) 579-5000.
     (b)      The information set forth under “Introduction” in the Offer to Purchase is incorporated herein by reference.
     (c)      The information set forth in the Offer to Purchase under Section 8 (“Price Range of the Shares”) is incorporated herein by reference.
Item 3. Identity and Background of Filing Person.
     (a)      The Company is the filing person. The Company’s address and telephone number are set forth in Item 2 above. The information set forth in the Offer to Purchase under Section 12 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.
Item 4. Terms of the Transaction.
     (a)      The following sections of the Offer to Purchase contain a description of the material terms of the transaction and are incorporated herein by reference:
• “Summary Term Sheet”;
• “Introduction”;
• Section 1 (“Number of Shares; Proration”);
• Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”);
• Section 3 (“Procedures for Tendering Shares”);
• Section 4 (“Withdrawal Rights”);
• Section 5 (“Purchase of Shares and Payment of Purchase Price”);
• Section 6 (“Conditional Tender of Shares”);
• Section 7 (“Conditions of the Tender Offer”);
• Section 12 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);
• Section 15 (“Material United States Federal Income Tax Consequences”); and
• Section 16 (“Extension of the Tender Offer; Termination; Amendment”).
     (b)      The information in the “Introduction” to the Offer to Purchase and in Section 12 of the Offer to Purchase (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.
Item 5. Past Contacts, Transactions, Negotiations and Agreements.
      (e)      The information set forth in the Offer to Purchase under Section 12 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) and the information regarding the Company’s plan of reorganization set forth in the Offer to Purchase under Section 8 (“Price Range of the Shares”) is incorporated herein by reference.
Item 6. Purposes of the Transaction and Plans or Proposals.
      (a), (b) and (c) The information set forth in the Offer to Purchase under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.
     (a), (b) and (d) The information set forth in the Offer to Purchase under Section 9 (“Source and Amount of Funds”) is incorporated herein by reference.
Item 8. Interest in Securities of the Subject Company.
     (a) and (b) The information set forth in the Offer to Purchase under Section 12 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.
Item 9. Persons/Assets, Retained, Employed, Compensated or Used.
     (a)      The information set forth in the Offer to Purchase under Section 17 (“Fees and Expenses”) is incorporated herein by reference.
Item 10. Financial Statements.
     (a) and (b) The information set forth in the Offer to Purchase under Section 10 (“Certain Financial Information”) is incorporated herein by reference.
Item 11. Additional Information.
     (a)      The information set forth in the Offer to Purchase under Section 12 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), Section 10 (“Certain Financial Information”), Section 11 (“Certain Information Concerning the Company”), Section 13 (“Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act”) and Section 14 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference. To the knowledge of the Company, no material legal proceedings relating to the tender offer are pending.
     (b)      The information set forth in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed as Exhibits (a)(1)(A) and (a)(1)(B) hereto, respectively, as each may be amended or supplemented from time to time, is incorporated herein by reference.
Item 12. Exhibits.

(a)(1)(A)*	Offer to Purchase dated July 12, 2006
(a)(1)(B)*	Letter of Transmittal
(a)(1)(C)*	Notice of Guaranteed Delivery
(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated July 12, 2006
(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated July 12, 2006
(a)(5)(A)	Press Release, dated July 11, 2006 (Designated on Schedule TO filed on July 11, 2006)
(a)(5)(B)*	Summary Advertisement dated July 12, 2006
(a)(2)	Not Applicable
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	Not Applicable
(b)*	Amended and Restated Term Facility Commitment Letter between Mirant Asia-Pacific Limited and Credit Suisse, Singapore Branch, dated July 10, 2006
d(1)	Amended and Restated Joint Chapter 11 Plan of Reorganization for Registrant and its Affiliated Debtors (Designated on Form 8-K filed December 15, 2005 as Exhibit 2.1)

d(2)	2005 Omnibus Incentive Compensation Plan (Designated on Form 8-K filed January 3, 2006 as Exhibit 10.1)
d(3)	Form of Stock Option Award Agreement (Designated on Form 8-K filed January 18, 2006 as Exhibit 10.1)
d(4)	Form of Restricted Stock Unit Award Agreement (Designated on Form 8-K filed January 18, 2006 as Exhibit 10.2)
d(5)	Form of Amended and Restated Mirant Services Supplemental Executive Retirement Plan (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.31)
d(6)	Form of First Amendment to the Amended and Restated Mirant Services Supplemental Executive Retirement Plan (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.61)
d(7)	Form of Second Amendment to the Amended and Restated Mirant Services Supplemental Executive Retirement Plan (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.62)
d(8)	Form of Third Amendment to the Amended and Restated Mirant Services Supplemental Executive Retirement Plan (Designated on Form 10-Q filed October 28, 2003 as Exhibit 10.86)
d(9)	Form of Fourth Amendment to the Amended and Restated Mirant Services Supplemental Executive Retirement Plan (Designated on Form 10-K filed March 15, 2005 as Exhibit 10.42)
d(10)	Form of Amended and Restated Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.55)
d(11)	First Amendment to the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.56)
d(12)	Second Amendment to the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (Designated on Form 10-Q filed October 27, 2003 as Exhibit 10.87)
d(13)	Third Amendment to the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (Designated on Form 10-K filed March 15, 2005 as Exhibit 10.43)
d(14)	Fourth Amendment to the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (Designated on Form 10-K filed March 14, 2006 as Exhibit 10.22)
d(15)	2006 Mirant Corporation Deferred Compensation Plan (Designated on Form 10-K filed March 14, 2006 as Exhibit 10.23)
d(16)	Form of Mirant Services Supplemental Benefit Plan (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.57)
d(17)	First Amendment to the Mirant Services Supplement Benefit Plan (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.58)
d(18)	Second Amendment to the Mirant Services Supplemental Benefit Plan (Designated on Form 10-K filed April 30, 2003 as Exhibit 10.72)
d(19)	Third Amendment to the Mirant Services Supplemental Benefit Plan (Designated on Form 10-K filed March 15, 2005 as Exhibit 10.40)
d(20)	Fourth Amendment to the Mirant Services Supplemental Benefit Plan (Designated on Form 10-K filed March 14, 2006 as Exhibit 10.28)
d(21)	Employment Agreement between Registrant and Robert M. Edgell (Designated on Form 8-K filed March 4, 2006 as Exhibit 10.1)
d(22)	Employment Agreement between Registrant and William von Blasingame (Designated on Form 8-K filed December 1, 2005 as Exhibit 10.2)
d(23)	Employment Agreement between Registrant and James V. Iaco (Designated on Form 8-K filed November 4, 2005 as Exhibit 10.1)
d(24)	Employment Agreement between Registrant and S. Linn Williams (Designated on Form 8-K filed November 4, 2005 as Exhibit 10.2)
d(25)	Employment Agreement between Registrant and Edward R. Muller (Designated on Form 8-K filed October 3, 2005 as Exhibit 10.1)
d(26)	2006 Short-term Incentive Plan Description (Designated on Form 10-K filed March 14, 2006 as Exhibit 10.55)
d(27)	2006 Named Executive Officer Base Compensation and Short-term Incentive Targets (Designated on Form 10-K filed March 14, 2006 as Exhibit 10.56)
d(28)	Mirant Corporation 2006 Non-Employee Directors Compensation Plan (Designated on Form 8-K filed May 10, 2006 as Exhibit 10.1)
(g)	Not Applicable
(h)	Not Applicable

*	Filed herewith.

Item 13. Information Required by Schedule 13E-3.
     Not Applicable.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 12, 2006	MIRANT CORPORATION
	By:	/s/ Thomas Legro
		Name:	Thomas Legro
		Title:	Senior Vice President and Controller

Exhibit Index

(a)(1)(A)*	Offer to Purchase dated July 12, 2006
(a)(1)(B)*	Letter of Transmittal
(a)(1)(C)*	Notice of Guaranteed Delivery
(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated July 12, 2006
(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated July 12, 2006
(a)(5)(A)	Press Release, dated July 11, 2006 (Designated on Schedule TO filed on July 11, 2006)
(a)(5)(B)*	Summary Advertisement dated July 12, 2006
(a)(2)	Not Applicable
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	Not Applicable
(b)*	Amended and Restated Term Facility Commitment Letter between Mirant Asia-Pacific Limited and Credit Suisse, Singapore Branch dated July 10, 2006
d(1)	Amended and Restated Joint Chapter 11 Plan of Reorganization for Registrant and its Affiliated Debtors (Designated on Form 8-K filed December 15, 2005 as Exhibit 2.1)
d(2)	2005 Omnibus Incentive Compensation Plan (Designated on Form 8-K filed January 3, 2006 as Exhibit 10.1)
d(3)	Form of Stock Option Award Agreement (Designated on Form 8-K filed January 18, 2006 as Exhibit 10.1)
d(4)	Form of Restricted Stock Unit Award Agreement (Designated on Form 8-K filed January 18, 2006 as Exhibit 10.2)
d(5)	Form of Amended and Restated Mirant Services Supplemental Executive Retirement Plan (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.31)
d(6)	Form of First Amendment to the Amended and Restated Mirant Services Supplemental Executive Retirement Plan (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.61)
d(7)	Form of Second Amendment to the Amended and Restated Mirant Services Supplemental Executive Retirement Plan (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.62)
d(8)	Form of Third Amendment to the Amended and Restated Mirant Services Supplemental Executive Retirement Plan (Designated on Form 10-Q filed October 28, 2003 as Exhibit 10.86)
d(9)	Form of Fourth Amendment to the Amended and Restated Mirant Services Supplemental Executive Retirement Plan (Designated on Form 10-K filed March 15, 2005 as Exhibit 10.42)
d(10)	Form of Amended and Restated Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.55)
d(11)	First Amendment to the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.56)
d(12)	Second Amendment to the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (Designated on Form 10-Q filed October 27, 2003 as Exhibit 10.87)
d(13)	Third Amendment to the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (Designated on Form 10-K filed March 15, 2005 as Exhibit 10.43)
d(14)	Fourth Amendment to the Mirant Corporation Deferred Compensation Plan for Directors and Select Employees (Designated on Form 10-K filed March 14, 2006 as Exhibit 10.22)
d(15)	2006 Mirant Corporation Deferred Compensation Plan (Designated on Form 10-K filed March 14, 2006 as Exhibit 10.23)
d(16)	Form of Mirant Services Supplemental Benefit Plan (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.57)
d(17)	First Amendment to the Mirant Services Supplement Benefit Plan (Designated on Form 10-K filed March 11, 2002 as Exhibit 10.58)
d(18)	Second Amendment to the Mirant Services Supplemental Benefit Plan (Designated on Form 10-K filed April 30, 2003 as Exhibit 10.72)

d(19)	Third Amendment to the Mirant Services Supplemental Benefit Plan (Designated on Form 10-K filed March 15, 2005 as Exhibit 10.40)
d(20)	Fourth Amendment to the Mirant Services Supplemental Benefit Plan (Designated on Form 10-K filed March 14, 2006 as Exhibit 10.28)
d(21)	Employment Agreement between Registrant and Robert M. Edgell (Designated on Form 8-K filed March 4, 2006 as Exhibit 10.1)
d(22)	Employment Agreement between Registrant and William von Blasingame (Designated on Form 8-K filed December 1, 2005 as Exhibit 10.2)
d(23)	Employment Agreement between Registrant and James V. Iaco (Designated on Form 8-K filed November 4, 2005 as Exhibit 10.1)
d(24)	Employment Agreement between Registrant and S. Linn Williams (Designated on Form 8-K filed November 4, 2005 as Exhibit 10.2)
d(25)	Employment Agreement between Registrant and Edward R. Muller (Designated on Form 8-K filed October 3, 2005 as Exhibit 10.1)
d(26)	2006 Short-term Incentive Plan Description (Designated on Form 10-K filed March 14, 2006 as Exhibit 10.55)
d(27)	2006 Named Executive Officer Base Compensation and Short-term Incentive Targets (Designated on Form 10-K filed March 14, 2006 as Exhibit 10.56)
d(28)	Mirant Corporation 2006 Non-Employee Directors Compensation Plan (Designated on Form 8-K filed May 10, 2006 as Exhibit 10.1)
(g)	Not Applicable
(h)	Not Applicable

*	Filed herewith.